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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-45825

PROSPECTUS SUPPLEMENT NO. 20                                      OMNICARE, INC.
(To Prospectus dated February 13, 1998)

The Prospectus dated February 13, 1998, as supplemented by Prospectus Supplements 1 through 19, relates to the offer for resale of the following securities of Omnicare, Inc.:

         - $345,000,000 Principal Amount of 5% Convertible Subordinated Debentures due 2007

         - 8,712,121 shares of Common Stock, par value $1.00 per share, that are issuable upon the conversion of the Debentures (plus such additional amount as may result due to changes in the conversion price)

         - 264,101 additional shares of Common Stock, par value $1.00 per share

ADDITIONAL SELLING SECURITYHOLDERS

The table beginning on page 22 of the Prospectus contained in the section entitled "Selling Securityholders" is amended to add the following Selling
Securityholders:


                           Principal Amount      Percentage of Debentures                                Percentage of Common
                             of Debentures       Outstanding Beneficially       Conversion Shares         Stock Beneficially
         Name              that May be Sold        Owned Before Offering       That May be Sold**        Owned Before Offering
         ----              ----------------       -----------------------      ------------------        ---------------------
D.E. Shaw                       $500,000                      *                       12,626                        *
Securities LP

Goldman, Sachs &                 875,000                      *                       22,095                        *
Co.

Highbridge Capital             3,000,000                      *                       75,757                        *
Corporation

LDG Limited                      500,000                      *                       12,626                        *

TQA Arbitrage                  2,000,000                      *                       50,505                        *
Fund, L.P.

TQA Leverage                     600,000                      *                       15,151                        *
Fund, L.P.

TQA Vantage                    3,500,000                    1.0%                      88,383                        *
Fund, Ltd.

TQA Vantage Plus                 400,000                      *                       10,101                        *
Fund, Ltd.

-------------------
*    Less than 1%
**   Assumes conversion of full amount of Debentures held by the holder at the initial rate of $39.60 in principal amount of
     Debentures per share of Common Stock.





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DELIVERY OF PROSPECTUS SUPPLEMENT



This Prospectus Supplement is not complete without the Prospectus, as supplemented prior to today. The additional selling securityholders named above may only deliver this Prospectus Supplement with the Prospectus and all prior supplements.

             This Prospectus Supplement is dated November 23, 1998.







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